Exhibit 99.1

Authorization for Dividend Reinvestment Plan
For Holders of SBT Bancorp, Inc. Common Stock

To:  American Stock Transfer and Trust Company LLC

The undersigned SBT Bancorp, Inc. shareholder hereby appoints American Stock Transfer and Trust Company LLC as Agent to invest all or part, as indicated below, of the cash dividends paid on the common shares held of record by the undersigned and any cash payments (not less than $100 or more than $5,000 per quarter) made by the undersigned towards the purchase of shares of SBT Bancorp, Inc. common stock under the terms and conditions set forth in the Brochure that accompanies this authorization form.

Please mark an X in the appropriate box:

☐	100% DIVIDEND INVESTMENT – to have cash dividends on all registered shares of common stock automatically invested and to have the option of investing additional amounts by making cash payments.

☐
PARTIAL DIVIDEND INVESTMENT – to have cash dividends on _________ shares of common stock automatically invested and continue to receive cash dividends on the remaining share balance and to have the option of investing additional amounts by making cash payments.  You must reinvest dividends on at least 10% of your share balance.

Date ____________________________________

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Enter Social Security or Taxpayer I.D. Number	Signature of Shareholder

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Signature of Shareholder